Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to DeGolyer and MacNaughton, and to the incorporation by reference of information relating to proved reserves and revenue taken from our “Appraisal Report as of December 31, 2006 on Certain Properties owned by ATP Oil & Gas Corporation” in the Registration Statement on Form S-3 of ATP Oil & Gas Corporation (the Company), in any amendments thereto filed by the Company, and in the prospectus to which the Registration Statements relates.

/s/ DeGolyer & MacNaughton

DeGolyer & MacNaughton

9 October 2007